FIRST AMENDMENT TO SUBORDINATED LOAN
                    AND INVESTMENT AGREEMENT


     THIS AMENDMENT AGREEMENT is made and entered into as of April 18, 2001 by and between COMPUDYNE CORPORATION, a Nevada corporation (the "Company"), and WILLIAM BLAIR MEZZANINE CAPITAL FUND II, L.P., an
Illinois limited partnership (the "Lender").

                            RECITALS

     A.   The Company and the Lender are parties to that certain
Subordinated Loan and Investment Agreement dated November 30, 1998 (the "Loan Agreement").

     B. The Company has requested that the Lender consent to certain proposed transactions pursuant to the Loan Agreement.

     C. The Company and the Lender desire to amend certain provisions of the Loan Agreement.

     D. Capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Agreement.

                           AGREEMENTS

     In consideration of the recitals and the mutual agreements set forth below, the parties agree:

     1. Consent. Subject to the satisfaction of the conditions to effectiveness set forth in section 3 below, and subject to the Company's covenant in section 4 below, the Lender hereby consents to:

          (a) the acquisition by the Company of $3,000,000 face value 7.5% convertible preferred stock of Tiburon, Inc. ("Tiburon"), and 625,000 shares of Tiburon common stock, for an aggregate purchase price of $6,000,000 ("Phase I");

          (b) the Company entering into an Agreement and Plan of Merger pursuant to which the Company will acquire the balance of the outstanding Tiburon common stock at an initial price of $4.80 per share, subject to adjustment and on the terms and conditions otherwise described in the letter of intent between the Company and Tiburon dated December 27, 2000 (as subsequently amended (a) to change the conversion rights of Tiburon stock option holders, and (b) to provide that the acquisition of the outstanding Tiburon common stock will be effected by means of a merger of Tiburon with a wholly-owned subsidiary of the Company (the "Merger") and that Tiburon shareholders representing approximately 90% of Tiburon's issued and outstanding common stock will enter into a "lock-up" shareholders agreement to vote for the Merger in connection with Phase II); and

          (c)  the Company's consummation of the Merger ("Phase II").

     2. Amendments. Subject to the satisfaction of the conditions to effectiveness set forth in section 3 below, the Loan Agreement is hereby amended as follows:

          (a) Section 2.3(a) of the Loan Agreement is amended to add the following at the end of section 2.3(a):

               In addition, if the Company intends to consummate Phase II, the Company shall provide written notice to the Lender at least 60 days prior thereto (the "Phase II Notice"). The Lender may, by written notice to the Company (the "Prepayment Notice") within ten days after the Lender has received the Phase II Notice, require that the Loan be repaid in full and, upon receipt of such notice from the Lender, the Company shall, no later than simultaneously with the closing of the Phase II transaction, prepay the Loan in full, including all accrued interest and all other fees, expenses and amounts payable to the Lender, including the Prepayment Fee. If the Lender has given the Company notice requiring prepayment of the Loan and the Company nonetheless fails to repay the Loan, the Company shall not consummate Phase II. Notwithstanding the receipt of a Prepayment Notice, if the Company fails to consummate Phase II, the Company shall not be required to prepay the Note.

          (b) Section 6.5 of the Loan Agreement is amended to read in its entirety as follows:

          6.5 Change Capital Structure. Excluding the transactions listed on Schedule 6.5, increase or decrease the number of its authorized shares, or vary or alter the terms, par value or rights of shares of any class or type of stock, or issue or agree to issue any capital stock or other securities of the Company, or any options, warrants or other rights to acquire such capital stock or other equity securities, or securities convertible into Common Stock or other equity securities of the Company, or create any new class of stock of the Company; provided, however, the Company may issue:
          (i) up to 555,000 shares of Common Stock to members of the Company's management, and an additional 45,000 shares if the Company's EBITDA for 2001 is greater than $13 million, all on terms acceptable to the Lender pursuant to an incentive stock option program to be implemented by the Company, subject to the Lender's approval, after Closing, and pursuant to the directors' option plan described on Schedule 6.2; plus (ii) additional issuances of up to 300,000 shares of Common Stock in the aggregate, on such terms as the Board of Directors may approve; plus (iii) the shares of Common Stock issuable in connection with the consummation of Phase I and Phase II; plus (iv) 300,000 shares of Common Stock to provide for new stock option grants for Tiburon personnel after the completion of Phase II.

          (c) The first paragraph of section 6.10 of the Loan Agreement is amended to read in its entirety as follows:

          6.10 Permitted Indebtedness. Create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist any Indebtedness (as defined below), except: (a) the Senior Debt, as defined below; (b) the Loan; (c) purchase money indebtedness not to exceed $300,000, on a consolidated basis, at any time, for capital expenditures permitted under section 6.12, provided any related security interest complies with section 6.11(c); (d) Indebtedness secured by Permitted Liens; (e) Indebtedness not to exceed $2,100,000 in connection with the IRB financing contemplated in connection with the Norshield Expansion (as defined in section 6.12); (f) the Company's obligations under contract payment and performance bonds entered into in the ordinary course of business; (g) obligations under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement incurred for bona fide hedging purposes and not for speculation (including, but not limited to, the interest rate protection required by LaSalle Bank);
          (h) Indebtedness of any Subsidiary to the Company or of the Company to any Subsidiary; (i) Indebtedness described on
          Schedule 6.10 and any extension, renewal or refinancing thereof so long as the principal amount is not increased;
          (j) the Company's obligations to indemnify Bruce A. Kelling, Susan E. Kelling, Thomas V. Dewey and Brookes Dewey in an aggregate amount not to exceed $4,000,000 in connection with their indemnification obligations with respect to bid, payment and performance bonds issued on behalf of Tiburon; and (k) other Indebtedness, in addition to the Indebtedness listed above, in an aggregate amount not at any time exceeding $300,000.

          (d)  The fourth paragraph of section 6.10 of the Loan
Agreement is amended to read in its entirety as follows:

          (i) that portion of the principal amount of the indebtedness of the Company to LaSalle Bank in excess of $24,500,000, which amount shall be reduced in such increments and at such times as correspond to the reduction in principal of the Company's term loan with LaSalle Bank and to the reductions in availability under the LaSalle Bank revolving loan;

          (e) The table in section 6.12 of the Loan Agreement is amended to read as follows:


                Computation            Capital
                   Period          Expenditure Limit
                   ------          -----------------

              Fiscal Year 2001        $2,000,000
              Fiscal Year 2002        $2,250,000
              Fiscal Year 2003        $2,500,000

              Fiscal Year 2004        $2,750,000
              Fiscal Year 2005        $3,000,000

          (f) Section 6.14 of the Loan Agreement is amended to read in its entirety as follows:

          6.14 Operating Leases. Create or assume any commitment to make any direct or indirect payment whether as rent or otherwise under any lease, rental or other arrangement for use of real or personal property or both having a noncancellable term of more than five years with aggregated payments under such arrangements, on a consolidated basis, exceeding $3,000,000 in any fiscal year of the Company plus $800,000 in respect of all vehicle leases outstanding at any time.

          (g) A new section 6.17(d) is added to the Loan Agreement to read in its entirety as follows:

               (d) Indebtedness Ratio. Permit the Company's Indebtedness Ratio (as defined below) to be greater than 4.0 for any Computation Period. "Indebtedness Ratio" means, for any Computation Period, the ratio of (i) Indebtedness (as defined in section 6.10) on the last day of such Computation Period to (ii) EBITDA for such Computation Period.

          (h) A new section 10.12 is added to the Loan Agreement to read in its entirety as follows:

          10.12  Put Option.

                 (a) The occurrence of any of the following shall constitute a "Put Event" hereunder: (i) the consummation of Phase II by the Company, or (ii) the repayment, on a cumulative basis, of 50% or more of the original principal amount of the Loan.

                 (b) The Company shall give to the Lender written notice (a "Put Event Notice") not less than 60 days prior to any Put Event. At any time within ten days after the delivery of a Put Event Notice or, if earlier, the occurrence of a Put Event, the Lender shall have the right (the "Put") to require the Company to purchase all, but not less than all, of the Shares, the Warrant and the Issued Warrant Shares then held by the Lender by delivering to the Company a written exercise notice (the "Put Notice"). (The date of delivery of the Put Notice is herein referred to as the "Put Notice Date.")

               (c) On the Put Payment Date, the Company shall purchase and the Lender shall sell the Shares, the Warrant and the Issued Warrant Shares at the Put Price.

               (d) On the Put Payment Date, at a mutually agreeable time and place, the Lender shall deliver to the Company certificates representing the Shares, the Warrant and the Issued Warrant Shares and the Company shall pay to the Lender, by wire transfer in immediately available funds, the Put Price, as reduced by the Aggregate Exercise Price attributable to the Warrant. At its option, the Company may pay all or a portion of the Put Price by issuing to the Lender, at Closing, a Put Deferral Note, in principal amount equal to the deferred portion of the Put Price, in the form attached hereto as Exhibit 10.12.

               (e) If the Company shall default in the performance of its obligations under section 10.12(d) when due on the Put Payment Date, the Lender shall retain all rights and remedies arising out of such default and, in addition, the portion which is not so paid shall bear interest, payable on demand, from the Put Payment Date until paid at the Default Rate specified in section 2.2(b).

               (f) Upon receipt of the Put Price determination, the Lender may, by written notice to the Company prior to the Put Payment Date, rescind the Put Notice. If the Lender rescinds a Put Notice in connection with a Put Event described in section 10.12(a)(ii), the Lender shall be liable for the costs of the appraisal of Total Equity Value.

               (g) If the Company has issued a Put Deferral Note, and if while the Put Deferral Note is outstanding (i) a sale of 50% or more of the capital stock of the Company or a sale of 80% or more of the assets of the Company or a merger or consolidation of the Company with another entity shall occur (or the Company or its stockholders have entered into an agreement or letter of intent regarding any such transaction, or the Company or its officers or directors have engaged in discussions with a third party regarding such a transaction, and such transaction is consummated after the Company has prepaid the Put Deferral Note) and (ii) the valuation of the entire Company for such transaction ("Company Valuation") exceeds the Total Equity Value as of the Put Notice Date, then the Company shall pay to the Lender at the closing of such transaction an amount equal to the excess of (x) the per share Company Valuation multiplied by the number of Shares, Issued Warrants Shares and Issuable Warrant Shares repurchased pursuant to the Put, over (y) the Put Price. For the purposes of this section 10.12(g), the per share Company Valuation shall be based upon the purchase price or liquidation proceeds per share (equitably adjusted for any stock splits, stock dividends or reverse stock splits occurring after the Put Payment Date) of Common Stock in such transaction.

               (h) If the Company issues a Put Deferral Note: (i) the Affirmative Covenants in sections 5.1 through 5.12 of the Loan Agreement, and the negative comments contained in sections 6.2 and 6.17 of the Loan Agreement, shall remain in effect until the Put Deferral Note has been paid in full;
          and (ii) the negative covenants contained in section 6.1 and sections 6.3 through 6.16 of the Loan Agreement shall remain in effect until (y) the Company has paid to the Lender at least 50% of the Put Price, in cash, on a cumulative basis, and (z) the principal balance of the Put Deferral Note is less than $5 million.

          (i) A new section 10.13 is added to the Loan Agreement to read in its entirety as follows:

          10.13.  Call Option.

               (a) At any time after the date (the "Call Trigger Date"): (i) the Lender prohibits the Company from completing an acquisition or investment which has been approved by the Company's Board of Directors (a "Blocked Transaction"), or
          (ii) one year after the earlier of (x) the date of the repayment of the Loan in full, or (y) the consummation of Phase II, the Company shall have the right (the "Call") to elect, by delivering to the Lender written notice (the "Call Notice"), to purchase all, but not less than all, of the Shares, the Warrant and the Issued Warrant Shares. (The date of delivery of the Call Notice is herein referred to as the "Call Notice Date".) Notwithstanding the foregoing, the Company may only deliver a Call Notice within the 30-day period following the Call Trigger Date or within the 30-day period following each anniversary of the Call Trigger Date.

               (b) On the Call Payment Date, the Company shall purchase, and the Lender shall sell, all of the Shares, the Warrant and the Issued Shares.

               (c) On the Call Payment Date at a mutually agreeable time and place, (i) the Lender shall deliver to the Company certificates representing the Shares, the Warrant and the Issued Warrant Shares; (ii) the Company shall pay to the Lender the Call Price, as reduced by the Aggregate Exercise Price attributable to the Warrant; and (iii) at the Lender's option, exercised by written notice to the Company prior to the Call Payment Date, the Company shall prepay any and all outstanding principal and all unpaid interest accruing through the Call Payment Date on the Loan, and all other fees, expenses and amounts payable to the Lender, including the Prepayment Fee.

               (d) If the Company exercises the Call and then fails for any reason to pay to the Lender the Call Price at the Call Payment Date, the Company's exercise of the Call shall be deemed cancelled, the Lender shall have all rights arising out of such default and shall have no obligation to sell the Shares, the Warrant and the Issued Shares, and all rights of the Company to exercise the Call hereunder shall terminate.


               (e)  If within 18 months following the Call Payment Date
          (i) a sale of 50% or more of the capital stock of the Company or a sale of 80% or more of the assets of the Company or a merger or consolidation of the Company with another entity shall occur (or the Company or its stockholders have entered into an agreement or letter of intent regarding any such transaction) and (ii) the valuation of the entire Company for such transaction ("Company Valuation") exceeds Total Equity Value as of the Call Notice Date, then the Company shall pay to the Lender at the closing of such transaction an amount equal to the excess of (x) the per share Company Valuation multiplied by the number of Shares, Issued Warrant Shares and Issuable Warrant Shares repurchased pursuant to the Call, over (y) the Call Price. For the purposes of this section 10.13(e), the per share Company Valuation shall be based upon the purchase price or liquidation proceeds per share (equitably adjusted for any stock splits, stock dividends or reverse stock splits occurring after the Call Payment Date) of Common Stock in such transaction.

          (j) A new section 10.14 is added to the Loan Agreement to read in its entirety as follows:

          10.14.  Appointment of Appraiser; Additional Definitions.

               (a) Within five business days after the Put Notice Date or the Call Notice Date, as applicable, the Company will send the Lender a written notice identifying the independent investment banker the Company proposes to engage to determine Total Equity Value (the "Company's Appraiser"). Unless the Lender has objected in writing (the "Objection Notice"), within ten business days after receiving such notice, the Company's Appraiser shall be engaged to determine Total Equity Value. If the Lender timely objects to the Company's Appraiser, the Lender shall, in the Objection Notice, propose a different independent investment banker to determine Total Equity Value (the "Lender's Appraiser"). Unless the Company has objected, in writing, within ten business days of receiving the Objection Notice, the Lender's Appraiser shall be engaged to determine Total Equity Value. If the Company timely objects to the Lender's Appraiser, then the Company's Appraiser and the Lender's Appraiser shall, within ten business days of the Company's objection, together select an independent investment banker to determine Total Equity Value.

               (b) In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

                "Call Price" shall mean the Call Fraction times the Total Equity Value; provided, however, if the Call Trigger Date is described in section 10.13(a)(ii)(x) or (y), the Call Price shall be the greater of (a) the Call Fraction times the Total Equity Value, or (b) an amount per share equal to $8.25 plus appreciation thereon at a compound annual rate of 10% per year from the date of the First Amendment to Subordinated Loan and Investment Agreement through the Call Payment Date.


               "Call Fraction" shall mean a fraction, the numerator of which is the aggregate number of Shares, Issued Warrant
          Shares and Issuable Warrant Shares and the denominator of which is the number of shares of Common Stock Deemed
          Outstanding.

               "Call Payment Date" shall mean, as applicable, (i) the date of the closing of a Blocked Transaction in connection with a Call under section 10.13(a)(i), or (ii) the 60th day after the delivery to the Lender of the appraiser's written determination of Total Equity Value with respect to any other Call.

               "Common Stock Deemed Outstanding" shall mean, at any date as to which the number of shares is to be determined,
          (a) all of the shares of Common Stock issued at such date, excluding shares then owned or held by or for the account of the Company, and (b) all shares of Common Stock issuable upon the exercise, exchange or conversion of any unexpired right or option (including the Warrant) to subscribe for, purchase or receive Common Stock or any stock or other securities convertible into or exchangeable for Common Stock, regardless of whether any of the foregoing are actually exercisable on such date.

               "Issued Warrant Shares" shall mean the cumulative total of the shares of Common Stock issued from time to time upon exercise of the Warrant.

               "LaSalle Bank" shall refer to LaSalle National Bank and SunTrust Bank, collectively, as the Company's senior lenders pursuant to a joint credit facility.

               "Issuable Warrant Shares" shall mean the number of shares of Common Stock issuable from time to time upon exercise of the Warrant.

               "Merger" shall mean the merger of Tiburon with a wholly-owned subsidiary of the Company to be formed for that purpose generally in accordance with the provisions of the Agreement and Plan of Merger, a copy of which is attached hereto as
          Exhibit 10.14(b).

               "Phase II" shall mean the Company's consummation of the Merger.

               "Put Fraction" shall mean a fraction, the numerator of which is the aggregate number of Shares, Issued Warrant Shares and Issuable Warrant Shares and the denominator of which is the total number of shares of Common Stock Deemed Outstanding.

               "Put Payment Date" shall mean, as applicable, (i) the date of the closing of Phase II in connection with a Put under section 10.12(a)(i), or (ii) the 15th day after the delivery to the Lender of the appraiser's written determination of Total Equity Value with respect to any other Put.

               "Put Price" shall mean an amount equal to the product of the Put Fraction multiplied by the Total Equity Value.

               "Tiburon" shall mean Tiburon, Inc., a corporation organized and existing under the laws of the Commonwealth of Virginia.

               "Total Equity Value", in effect as of any Valuation Date, shall mean an amount equal to the fair market value of the Company's common equity, valuing the Company as a going concern, without any discount for minority position, illiquidity or lack of marketability, as determined by an independent investment banker selected pursuant to section 10.14(a) (the "Appraiser"). The Appraiser will provide the Company and the Lender with copies of the Appraiser's written appraisal report promptly upon completion. Except as provided in section 10.12(f), the Company shall bear the entire cost of the appraisal. Except as provided in the next sentence, for purposes of such valuation in connection with a Put, the Company's investment in Tiburon will be deemed to have a value of $6,000,000, plus interest from the date of the Company's investment in Tiburon at a rate equal to the interest rate paid by the Company on its senior term debt during such period. For purposes of such valuation in connection with a Call, or if the Put is exercised pursuant to clause 10.12(a)(ii) after the expiration without exercise of the Tiburon Option, the Company's investment in Tiburon shall be valued at its fair market value.

               "Valuation Date" shall mean (a) with respect to determination of the Put Price, the Put Notice Date; and (b) with respect to determination of the Call Price, the Call Notice Date.

     3. Conditions to Effectiveness. This Amendment Agreement shall not be effective until the date of the closing of the Phase I transaction with Tiburon (the "Effective Date"). The effectiveness of the waivers and the amendments set forth herein is also subject to the satisfaction of the following conditions precedent or concurrent, which must be satisfied by the Effective Date or this Amendment Agreement shall be null and void:

          (a) the delivery to the Lender of a fully executed copy of this Amendment Agreement;

          (b) the delivery to the Lender of a copy of an executed amendment to the Senior Loan Documents permitting the transactions contemplated by this Amendment Agreement; and

          (c) the payment to the Lender of an amendment fee in the amount of $30,000.

     4. Covenant. The Company covenants and agrees that it will not amend or modify the terms of the Merger in any respect, including but not limited to an extension of the 18-month period of time by which the Company must give notice to Tiburon of its intent to consummate the Merger.

     5. Representations and Warranties. The Company represents and warrants to the Lender that no Default or Event of Default is in existence as of the date hereof and as of the Effective Date. The Company represents and warrants to the Lender, as of the date hereof and as of the Effective Date, that the execution, delivery and performance of this Amendment Agreement have been duly authorized by all requisite corporate action, that this Amendment Agreement is a valid and binding obligation of the Company, enforceable against the Company according to its terms, and that the execution, delivery and performance of this Amendment Agreement by the Company will not constitute a breach of, or default under, any material agreement or instrument to which the Company is a party or by which it is bound.

     6. Expenses. The Company agrees to pay promptly all reasonable out-of-pocket expenses incurred by it and the Lender in connection with the negotiation, preparation and delivery of this Amendment Agreement. It is expressly agreed and understood that the Company shall promptly, within ten days of request therefor, reimburse the Lender for all reasonable legal costs of outside counsel, determined on an hourly basis at normal hourly billing rates, and expenses incurred related to the negotiation, documentation and closing of the transactions contemplated by this Amendment Agreement.

     7. Amendments and Waivers. This Amendment Agreement may not be changed or amended orally, and no waiver hereunder may be oral, but any change or amendment hereto or any waiver hereunder must be in writing and signed by the party or parties against whom such change, amendment or waiver is sought to be enforced.

     8. Headings. The headings in this Amendment Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Amendment Agreement.

     9. Affirmation; Definitions. Each party hereto affirms and acknowledges that (a) the Loan Agreement as amended by this Amendment Agreement remains in full force and effect in accordance with its terms, and (b) all references to the "Loan Agreement" or any similar term contained in any other document delivered in connection with the Loan Agreement shall be deemed to be references to the Loan Agreement as amended hereby.

                              COMPUDYNE CORPORATION


                              By___________________

                              Its__________________

                              WILLIAM BLAIR MEZZANINE CAPITAL
                              FUND II, L.P.

                              By:  William Blair Mezzanine Capital
                                   Partners II, LLC, its general
                                   partner

                              By___________________

                              Its__________________